Exhibit 99.1

Travel + Leisure Co. Reports Third Quarter 2023 Results

ORLANDO, Fla. (October 25, 2023) — Travel + Leisure Co. (NYSE:TNL), the world’s leading membership and leisure travel company, today reported third quarter 2023 financial results for the three months ended September 30, 2023. Highlights and outlook include:

•Net income of $110 million, $1.49 diluted earnings per share from continuing operations, on net revenue of $986 million

•Adjusted EBITDA of $248 million and adjusted diluted earnings per share of $1.54 (1)

•Updates full year adjusted EBITDA guidance range to $900 million to $915 million

•Repurchased $267 million of common stock in the first nine months of 2023, including $65 million in the third quarter

•Management will recommend a fourth quarter dividend of $0.45 per share for approval by the Board of Directors

•Executed $300 million term securitization on October 19, 2023, and renewed ABS conduit facility through September 2025

•Acquired the rights to the vacation ownership business of Sports Hospitality Ventures to launch a network of future sports-themed resort and lifestyle complexes under the Sports Illustrated Resorts Brand

“The year-over-year growth of our cornerstone vacation ownership business continues to demonstrate the strength of our business model and the desire from our owners to vacation with us. Sales volume per guest was once again at the high end of our guidance range for the quarter and vacation ownership revenue increased 8% year-over-year,” said Michael D. Brown, president and CEO of Travel + Leisure Co.

“On the strategic front, our acquisition of the rights to the vacation ownership business of Sports Hospitality Ventures sets the stage for future growth as we build out a new network of sports-themed destinations in popular college towns and leisure destinations under the Sports Illustrated Resorts brand, starting in Tuscaloosa, Alabama.”

(1) This press release includes Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, Gross VOI sales and Adjusted net income, which are measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See "Presentation of Financial Information" and the tables for the definitions and reconciliations of these non-GAAP measures. Forward-looking non-GAAP measures are presented in this press release only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort..

Business Segment Results

Vacation Ownership

$ in millions	Q3 2023	Q3 2022	% change
Revenue	$812	$754	8%
Adjusted EBITDA	$203	$188	8%

Vacation Ownership revenue increased 8% to $812 million in the third quarter of 2023 compared to the same period in the prior year. Net vacation ownership interest (VOI) sales were $433 million in the third quarter compared to $403 million in the prior year period, and Gross VOI sales were $598 million compared to $555 million in the prior year. Gross VOI sales were driven by 187,000 tours during the quarter compared to 158,000 in the same period last year, partially offset by an 8% decrease in VPG.

Third quarter adjusted EBITDA was $203 million compared to $188 million in the prior year period. The EBITDA growth of 8% is in line with the revenue growth.

Travel and Membership

$ in millions	Q3 2023	Q3 2022	% change
Revenue	$174	$183	(5)%
Adjusted EBITDA	$62	$65	(5)%

Travel and Membership revenue decreased 5% to $174 million in the third quarter of 2023 compared to the same period in the prior year. This was driven by a 7% decrease in transactions offset by a 1% increase in revenue per transaction. The transaction decline was driven by lower RCI member propensity and a decrease in Travel Club transactions.

Third quarter Adjusted EBITDA was $62 million compared to $65 million in the prior year due to lower transaction revenue, partially offset by lower cost of sales and lower marketing costs.

Balance Sheet and Liquidity

Net Debt — As of September 30, 2023, the Company's leverage ratio for covenant purposes was 3.7x. The Company had $3.7 billion of corporate debt outstanding as of September 30, 2023, which excluded $1.9 billion of non-recourse debt related to its securitized notes receivables portfolio. Additionally, the Company had cash and cash equivalents of $238 million. At the end of the third quarter, the Company had $785 million of liquidity in cash and cash equivalents and revolving credit facility availability.

Timeshare Receivables Financing — On September 26, 2023, the Company renewed its $600 million USD timeshare receivables conduit facility, extending the end of the commitment period from July 2024 to September 2025. Subsequent to the end of the third quarter, the Company closed on a $300 million term securitization transaction with a weighted average coupon of 6.8% and a 92% advance rate.

Cash Flow — For the nine months ended September 30, 2023, net cash provided by operating activities was $198 million compared to $267 million in the prior year period. Adjusted free cash flow was $81 million for the nine months ended September 30, 2023 compared to $195 million in the same period of 2022 due to higher year-over-year originations in our loan portfolio, as well as other working capital items and increased interest payments on our corporate debt.

Share Repurchases — During the third quarter of 2023, the Company repurchased 1.6 million shares of common stock for $65 million at a weighted average price of $40.82 per share. As of September 30, 2023, the Company had $210 million remaining in its share repurchase authorization.

Dividend — The Company paid $33 million ($0.45 per share) in cash dividends on September 30, 2023 to shareholders of record as of September 15, 2023. Management will recommend a fourth quarter dividend of $0.45 per share for approval by the Company’s Board of Directors in November 2023.

Outlook

The Company is providing guidance regarding expectations for the 2023 full year:

•Adjusted EBITDA of $900 million to $915 million
•Gross VOI sales of $2.15 billion to $2.2 billion
•VPG of approximately $3,100 to $3,150
The Company is providing guidance regarding expectations for the fourth quarter 2023:
•Adjusted EBITDA of $233 million to $248 million
•Gross VOI sales of $541 million to $591 million
•VPG of approximately $3,000 to $3,150
•Travel and Membership Adjusted EBITDA of $45 million to $50 million
•Adjusted EPS of approximately $1.32 to $1.46 assuming no additional share repurchases
Following are sensitivities to fourth quarter Adjusted EBITDA guidance. The impact of a 100 bps change in our key Vacation Ownership drivers would be expected to be as follows:
•Tours: approximately $1.5 million change in Adjusted EBITDA
•VPG: approximately $2.5 million change in Adjusted EBITDA

Sensitivities to Adjusted EBITDA are based on average system-wide trends. Operating circumstances, including but not limited to brand mix, product mix, geographical concentration or market segment variability, may cause the impact to differ materially.

This guidance is presented only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure is available without unreasonable effort, primarily due to uncertainties relating to the occurrence or amount of these adjustments that may arise in the future. Where one or more of the currently unavailable items is applicable, some items could be material, individually or in the aggregate, to GAAP reported results.

Conference Call Information
Travel + Leisure Co. will hold a conference call with investors to discuss the Company’s results and outlook today at 8:00 a.m. ET. Participants may listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at travelandleisureco.com/investors, or by dialing 877-733-4794 ten minutes before the scheduled start time. For those unable to listen to the live broadcast, an archive of the webcast will be available on the Company's website for 90 days beginning at 12:00 p.m. ET today.

Presentation of Financial Information
Financial information discussed in this press release includes non-GAAP measures such as Adjusted EBITDA, Adjusted diluted EPS, Adjusted free cash flow, gross VOI sales and Adjusted net income, which include or exclude certain items, as well as non-GAAP guidance. The Company utilizes non-GAAP measures, defined in Table 5, on a regular basis to assess performance of its reportable segments and allocate resources. These non-GAAP measures differ from reported GAAP results and are intended to illustrate what management believes are relevant period-over-period comparisons and are helpful to investors when considered with GAAP measures as an additional tool for further understanding and assessing the Company’s ongoing operating performance by adjusting for items which in our view do not necessarily reflect ongoing performance. Management also internally uses these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Exclusion of items in the Company’s non-GAAP presentation should not be considered an inference that these items are unusual, infrequent or non-recurring. Full reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures for the reported periods appear in the financial tables section of the press release.

The Company may use its website as a means of disclosing information concerning its operations, results and prospects, including information which may constitute material nonpublic information, and for complying with its disclosure obligations under SEC Regulation FD. Disclosure of such information will be included on the Company’s website in the Investor Relations section at travelandleisureco.com/investors. Accordingly, investors should monitor that Investor Relations section of the Company website, in addition to accessing its press releases, its submissions and filings with the SEC, and its publicly noticed conference calls and webcasts.

About Travel + Leisure Co.
As the world’s leading membership and leisure travel company, Travel + Leisure Co. (NYSE:TNL) transformed the way families vacation with the introduction of the most dynamic points-based vacation ownership program at Club Wyndham, and the first vacation exchange network, RCI. The company delivers more than six million vacations each year at 245+ timeshare resorts worldwide, through tailored travel and membership products, and via Travel + Leisure GO - the signature subscription travel club inspired by the pages of Travel + Leisure magazine. With hospitality and responsible tourism at the heart of all we do, our 18,000+ dedicated associates bring out the best in people and places around the globe. We put the world on vacation. Learn more at travelandleisureco.com.

Forward-Looking Statements
This press release includes “forward-looking statements” as that term is defined by the Securities and Exchange Commission (“SEC”). Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” “future,” "outlook," or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results of Travel + Leisure Co. and its subsidiaries (“Travel + Leisure Co.” or “we”) to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the acquisition of the Travel + Leisure brand and the future prospects and plans for Travel + Leisure Co., including our ability to execute our strategies to grow our cornerstone timeshare and exchange businesses and expand into the broader leisure travel industry through new business extensions; our ability to compete in the highly competitive timeshare and leisure travel industries; uncertainties related to acquisitions, dispositions and other strategic transactions; the health of the travel industry and declines or disruptions caused by adverse economic conditions (including inflation, higher interest rates, and recessionary pressures), terrorism or acts of gun violence, political strife, war (including hostilities in Ukraine and the Middle East), pandemics, and severe weather events and other natural disasters; adverse changes in consumer travel and vacation patterns, consumer preferences and demand for our products; increased or unanticipated operating costs and other inherent business risks; our ability to comply with financial and restrictive covenants under our indebtedness; our ability to access capital and insurance markets on reasonable terms, at a reasonable cost or at all; maintaining the integrity of internal or customer data and protecting our systems from cyber-attacks; uncertainty with respect to potential resurgences of the novel coronavirus global pandemic (“COVID-19”) and its impacts; the timing and amount of future dividends and share repurchases, if any; and those other factors disclosed as risks under “Risk Factors” in documents we have filed with the SEC, including in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on February 22, 2023. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we undertake no obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

Contacts

Investors:
Christopher Agnew
Investor Relations
(407) 626-4050
Christopher.Agnew@travelandleisure.com

Media:
Steven Goldsmith
Corporate Communications
(407) 626-5882
Steven.Goldsmith@travelandleisure.com

Travel + Leisure Co.
Table of Contents

Table Number
1.Condensed Consolidated Statements of Income (Unaudited)
2.Summary Data Sheet
3.Non-GAAP Measure: Reconciliation of Net Income to Adjusted Net Income to Adjusted EBITDA
4.Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
5.Definitions

Table 1

Travel + Leisure Co.
Condensed Consolidated Statements of Income (Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net revenues
Service and membership fees	$419	$410	$1,263	$1,222
Net VOI sales	433	403	1,172	1,099
Consumer financing	107	104	313	302
Other	27	20	66	45
Net revenues	986	937	2,814	2,668

Expenses
Operating	428	417	1,275	1,202
Cost of vacation ownership interests	43	39	107	125
Consumer financing interest	29	20	81	55
Marketing	141	125	379	337
General and administrative	108	117	347	358
Depreciation and amortization	28	30	83	91
Restructuring	2	—	12	8
COVID-19 related costs	—	—	—	2
Asset recoveries, net	—	—	(1)	(1)
Total expenses	779	748	2,283	2,177
Loss on sale of business	—	—	2	—
Operating income	207	189	529	491
Interest expense	64	48	183	143
Other (income), net	(2)	(19)	(3)	(16)
Interest (income)	(3)	(2)	(9)	(3)
Income before income taxes	148	162	358	367
Provision for income taxes	38	46	96	101
Net income from continuing operations	110	116	262	266
Gain on disposal of discontinued business, net of income taxes	—	—	5	—
Net income attributable to TNL shareholders	$110	$116	$267	$266

Basic earnings per share
Continuing operations	$1.50	$1.39	$3.48	$3.15
Discontinued operations	—	—	0.07	—
	$1.50	$1.39	$3.55	$3.15

Diluted earnings per share
Continuing operations	$1.49	$1.38	$3.46	$3.12
Discontinued operations	—	—	0.07	—
	$1.49	$1.38	$3.53	$3.12

Weighted average shares outstanding
Basic	73.3	83.0	75.3	84.6
Diluted	73.6	83.6	75.7	85.5

Table 2

Travel + Leisure Co.
Summary Data Sheet
(in millions, except per share amounts, unless otherwise indicated)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Change	2023	2022	Change
Consolidated Results

Net income attributable to TNL shareholders	$110	$116	(5)%	$267	$266	—%
Diluted earnings per share	$1.49	$1.38	8%	$3.53	$3.12	13%
Net income from continuing operations	$110	$116	(5)%	$262	$266	(2)%
Diluted earnings per share from continuing operations	$1.49	$1.38	8%	$3.46	$3.12	11%

Net income margin	11.2%	12.4%		9.5%	10.0%

Adjusted Earnings
Adjusted EBITDA	$248	$234	6%	$667	$634	5%
Adjusted net income	$113	$107	6%	$283	$275	3%
Adjusted diluted earnings per share	$1.54	$1.28	20%	$3.74	$3.22	16%

Segment Results

Net Revenues
Vacation Ownership	$812	$754	8%	$2,265	$2,098	8%
Travel and Membership	174	183	(5)%	553	572	(3)%
Corporate and other	—	—		(4)	(2)
Total	$986	$937	5%	$2,814	$2,668	5%

Adjusted EBITDA
Vacation Ownership	$203	$188	8%	$521	$480	9%
Travel and Membership	62	65	(5)%	195	211	(8)%
Segment Adjusted EBITDA	265	253		716	691
Corporate and other	(17)	(19)		(49)	(57)
Total Adjusted EBITDA	$248	$234	6%	$667	$634	5%

Adjusted EBITDA margin	25.2%	25.0%		23.7%	23.8%
Note: Amounts may not calculate due to rounding. See "Presentation of Financial Information" and Table 5 for Non-GAAP definitions. For a full reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures, refer to Table 3.

Table 2
(continued)
Travel + Leisure Co.
Summary Data Sheet
(in millions, unless otherwise indicated)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2023	2022	Change	2023	2022	Change
Vacation Ownership

Net VOI sales	$433	$403	7%	$1,172	$1,099	7%
Loan loss provision	99	91	9%	257	216	19%
Gross VOI sales, net of Fee-for-Service sales	532	494	8%	1,428	1,315	9%
Fee-for-Service sales	66	61	8%	181	146	24%
Gross VOI sales	$598	$555	8%	$1,609	$1,461	10%

Tours (in thousands)	187	158	18%	492	415	19%
VPG (in dollars)	$3,108	$3,393	(8)%	$3,152	$3,423	(8)%

Tour generated VOI sales	$580	$537	8%	$1,550	$1,419	9%
Telesales and other	18	18	—%	59	42	40%
Gross VOI sales	$598	$555	8%	$1,609	$1,461	10%

Net VOI sales	$433	$403	7%	$1,172	$1,099	7%
Property management revenue	206	191	8%	610	565	8%
Consumer financing	107	104	3%	313	302	4%
Other (a)	66	56	18%	170	132	29%
Total Vacation Ownership revenue	$812	$754	8%	$2,265	$2,098	8%

Travel and Membership

Avg. number of exchange members (in thousands)	3,523	3,501	1%	3,513	3,529	—%

Transactions (in thousands)	231	250	(8)%	767	813	(6)%
Revenue per transaction (in dollars)	$354	$334	6%	$353	$334	6%
Exchange transaction revenue	$82	$84	(2)%	$271	$272	—%

Transactions (in thousands)	179	189	(5)%	535	560	(5)%
Revenue per transaction (in dollars)	$220	$239	(8)%	$232	$248	(7)%
Travel Club transaction revenue	$39	$45	(13)%	$124	$139	(11)%

Transactions (in thousands)	410	439	(7)%	1,301	1,373	(5)%
Revenue per transaction (in dollars)	$296	$293	1%	$303	$299	1%
Travel and Membership transaction revenue	$121	$129	(6)%	$395	$411	(4)%

Transaction revenue	$121	$129	(6)%	$395	$411	(4)%
Subscription revenue	46	47	(2)%	137	137	—%
Other (b)	7	7	—%	21	24	(13)%
Total Travel and Membership revenue	$174	$183	(5)%	$553	$572	(3)%
Note:    Amounts may not compute due to rounding.
(a)    Includes Fee-for-Service commission revenues and other ancillary revenues.
(b)    Primarily related to cancellation fees, commissions, and other ancillary revenue.

Table 3

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Income to
Adjusted Net Income to Adjusted EBITDA
(in millions, except diluted per share amounts)

	Three Months Ended September 30,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$110	$1.49	11.2%	$116	$1.38	12.4%
Amortization of acquired intangibles (a)	3			2
Restructuring	2			—
Legacy items	—			(1)
Gain on equity investment	—			(3)
Fair value change in contingent consideration	—			(10)
Taxes (b)	(1)			3
Adjusted net income	$113	$1.54	11.5%	$107	$1.28	11.4%
Income taxes on adjusted net income	40			43
Interest expense	64			48
Depreciation	25			28
Stock-based compensation expense (c)	9			10
Interest income	(3)			(2)
Adjusted EBITDA	$248		25.2%	$234		25.0%

Diluted Shares Outstanding	73.6			83.6

	Nine Months Ended September 30,
	2023	EPS	Margin %	2022	EPS	Margin %
Net income attributable to TNL shareholders	$267	$3.53	9.5%	$266	$3.12	10.0%
Gain on disposal of discontinued business, net of income taxes	(5)			—
Net income from continuing operations	$262	$3.46	9.3%	$266	$3.12	10.0%
Restructuring (d)	12			8
Amortization of acquired intangibles (a)	8			7
Legacy items	7			1
Loss on sale of business (e)	2			—
Loss on equity investment	—			5
COVID-19 related costs	—			2
Fair value change in contingent consideration	—			(10)
Asset recoveries, net	—			(1)
Taxes (b)	(8)			(3)
Adjusted net income from continuing operations	$283	$3.74	10.1%	$275	$3.22	10.3%
Income taxes on adjusted net income	104			104
Interest expense	183			143
Depreciation	75			84
Stock-based compensation expense (c)	31			31
Interest income	(9)			(3)
Adjusted EBITDA	$667		23.7%	$634		23.8%

Diluted Shares Outstanding	75.7			85.5
Amounts may not calculate due to rounding. The tables above reconcile certain non-GAAP financial measures to their closest GAAP measure. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they

Table 3
(continued)
appear in the income statement in order to assist investors' understanding of the overall impact of such adjustments. In addition to GAAP financial measures, the Company provides Adjusted net income, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted diluted EPS to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. Non-GAAP measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. Our presentation of adjusted measures may not be comparable to similarly-titled measures used by other companies. See "Presentation of Financial Information" and table 5 for the definitions of these non-GAAP measures.
(a)    Amortization of acquisition-related intangible assets is excluded from Adjusted net income and Adjusted EBITDA.
(b)    Represents the tax effects on the adjustments. We determine the tax effects of the non-GAAP adjustments based on the nature of the underlying adjustment and the relevant tax jurisdictions. The tax effect of the non-GAAP adjustments was calculated based on an evaluation of the statutory tax treatment and the applicable statutory tax rate in the relevant jurisdictions.
(c)    All stock-based compensation is excluded from Adjusted EBITDA.
(d)    Includes $3 million of stock-based compensation expenses for the nine months ended September 30, 2022 associated with the 2022 restructuring.
(e)    Represents the loss on sale of the Love Home Swap business.

Table 4

Travel + Leisure Co.
Non-GAAP Measure: Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow
(in millions)

	Nine Months Ended September 30,
	2023	2022

Net cash provided by operating activities	$198	$267
Property and equipment additions	(42)	(36)
Sum of proceeds and principal payments of non-recourse vacation ownership debt	(75)	(38)
Free cash flow	$81	$193
COVID-19 related adjustments (a)	—	2
Adjusted free cash flow (b)	$81	$195

(a)    Includes cash paid for COVID-19 expenses factored into the calculation of Adjusted EBITDA.
(b)    The Company had $46 million of net cash used in investing activities and $444 million of net cash used in financing activities for the nine months ended September 30, 2023 and had $34 million of net cash used in investing activities and $414 million of net cash used in financing activities for the nine months ended September 30, 2022.

Table 5
Definitions
Adjusted Diluted Earnings per Share: A non-GAAP measure, defined by the Company as Adjusted net income divided by the diluted weighted average number of common shares. Adjusted Diluted Earnings per Share is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted EBITDA: A non-GAAP measure, defined by the Company as net income from continuing operations before depreciation and amortization, interest expense (excluding consumer financing interest), early extinguishment of debt, interest income (excluding consumer financing revenues) and income taxes, each of which is presented on the Condensed Consolidated Statements of Income. Adjusted EBITDA also excludes stock-based compensation costs, separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, asset impairments/recoveries, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels & Resorts, Inc. and Cendant, and the sale of the vacation rentals businesses. We believe that when considered with GAAP measures, Adjusted EBITDA is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies.
Adjusted EBITDA Margin: A non-GAAP measure, represents Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA Margin is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Adjusted Free Cash Flow: A non-GAAP measure, defined by the Company as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt, while also adding back cash paid for transaction costs for acquisitions and divestitures, separation adjustments associated with the spin-off of Wyndham Hotels, and certain adjustments related to COVID-19. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using Adjusted free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that Adjusted free cash flow does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Adjusted Free Cash Flow Conversion: Adjusted free cash flow as a percentage of Adjusted EBITDA. Forward-looking outlook regarding Adjusted Free Cash Flow Conversion is provided only on a non-GAAP basis because not all of the information necessary for a quantitative reconciliation is available without unreasonable effort. We use this non-GAAP performance measure to assist in evaluating our operating performance and the quality of our earnings as represented by adjusted EBITDA, and to evaluate the performance of our current and prospective operating and strategic initiatives in generating cash flows from our earnings performance. This measure also assists investors in evaluating our operating performance, management of our assets, and ability to generate cash flows from our earnings, as well as facilitating period-to-period comparisons.
Adjusted Net Income: A non-GAAP measure, defined by the Company as net income from continuing operations adjusted to exclude separation and restructuring costs, legacy items, transaction costs for acquisitions and divestitures, amortization of acquisition-related assets, debt modification costs, impairments, gains and losses on sale/disposition of business, and items that meet the conditions of unusual and/or infrequent and the tax effect of such adjustments. Legacy items include the resolution of and adjustments to certain contingent assets and liabilities related to acquisitions of continuing businesses and dispositions, including the separation of Wyndham Hotels and Cendant, and the sale of the vacation rentals businesses. Adjusted Net Income is useful to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods.
Average Number of Exchange Members: Represents paid members in our vacation exchange programs who are considered to be in good standing.
Free Cash Flow (FCF): A non-GAAP measure, defined by TNL as net cash provided by operating activities from continuing operations less property and equipment additions (capital expenditures) plus the sum of proceeds and principal payments of non-recourse vacation ownership debt. TNL believes FCF to be a useful operating performance measure to evaluate the ability of its operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, its ability to grow its business through acquisitions and equity investments, as well as its ability to return cash to shareholders through dividends and share repurchases. A limitation of using FCF versus the GAAP measure of net cash provided by operating activities as a means for evaluating TNL is that FCF does not represent the total cash movement for the period as detailed in the consolidated statement of cash flows.
Gross Vacation Ownership Interest Sales: A non-GAAP measure, represents sales of vacation ownership interests (VOIs), including sales under the fee-for-service program before the effect of loan loss provisions. We believe that Gross VOI sales provide an enhanced understanding of the performance of our vacation ownership business because it directly measures the sales volume of this business during a given reporting period.
Leverage Ratio: The Company calculates leverage ratio as net debt divided by Adjusted EBITDA as defined in the credit agreement.
Net Debt: Net debt equals total debt outstanding, less non-recourse vacation ownership debt and cash and cash equivalents.
Tours: Represents the number of tours taken by guests in our efforts to sell VOIs.
Travel and Membership Revenue per Transaction: Represents transaction revenue divided by transactions, provided in two categories; Exchange, which is primarily RCI, and Travel Club.
Travel and Membership Transactions: Represents the number of exchanges and travel club bookings recognized as revenue during the period, net of cancellations. This measure is provided in two categories; Exchange, which is primarily RCI, and Travel Club.

Table 5
(continued)
Volume Per Guest (VPG): Represents Gross VOI sales (excluding telesales and virtual sales) divided by the number of tours. The Company has excluded non-tour sales in the calculation of VPG because non-tour sales are generated by a different marketing channel. We believe that VPG provides an enhanced understanding of the performance of our Vacation Ownership business because it directly measures the efficiency of its tour selling efforts during a given reporting period.